Exhibit 10.1
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 1, 2005, by and among JOHN W. GREEN IV (“Green”) and RICHARD M. NORDSKOG (“Nordskog,” and with Green, each a “Stockholder,” and together, the “Stockholders”) and NATIONAL DENTEX CORPORATION, a Massachusetts corporation (“Buyer”).
W I T N E S S E T H:
     WHEREAS, Green Dental Laboratories, Inc., an Arkansas corporation (the “Company”), operates a dental laboratory business (the “Laboratory”) at 1099 Wilburn Road, Heber Springs, AR 72543;
     WHEREAS, the Stockholders collectively own of record all of the issued and outstanding Shares (as defined in Section 4(f)) of the Common Stock (as defined in Section 4(f)) of the Company, which Shares represent all of the issued and outstanding capital stock of the Company; and
     WHEREAS, the Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, the Shares, upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the parties set forth herein, the Stockholders hereby agree to sell to Buyer, and Buyer hereby agrees to purchase from the Stockholders the Shares, on the Closing Date (as defined in Section 3), for the consideration set forth in Section 2.
     2. Consideration.
          (a) Purchase Price. The purchase price shall be up to an aggregate purchase price of up to Twenty Two Million Two Hundred Twenty-Four Thousand Dollars ($22,224,000) (the “Purchase Price”), calculated and payable as follows:
               (i) At the Closing, Buyer shall pay an amount equal to Nineteen Million Seven Hundred Eighty Thousand Three Hundred Eighty-Two Dollars ($19,780,382) by wire transfer (the “Closing Payment”) to the Stockholders, and each Stockholder consents and agrees that the Closing Payments shall be allocated among the Stockholders in accordance with Schedule 2(a); and
               (ii) Buyer shall pay certain of the Stockholders up to Two Million Four Hundred Forty-Three Thousand Six Hundred Eighteen Dollars ($2,443,618) (without interest, if timely paid) payable, subject to the provisions of Section 2(e), in three (3) annual installments, commencing on the first anniversary of the Closing Date, by check or wire transfer (the “Deferred Payment”).
               (iii) The Closing Payment shall be adjusted pursuant to Sections 2(b), (c) and (d).
          (b) Adjustments to the Closing Payment. The Closing Payment shall be adjusted as of the Closing as follows:

               (i) The Closing Payment shall be increased dollar for dollar for the amount of the cash balances and cash equivalents (including bank accounts, deposits in transit with respect to automatic credit card charges authorized by customers, and certificates of deposit), if any, of the Company as of the Closing Date, as reflected on the Closing Balance Sheet, provided, however, cash and cash equivalents shall exclude cash held by the Company as deposits (which are reflected on the Closing Balance Sheet as liabilities) from other third parties.
               (ii) The Closing Payment shall be decreased dollar for dollar for the amount of any liabilities other than Permitted Liabilities (as defined herein) as reflected on the Closing Balance Sheet. The term “Permitted Liabilities” means the following:
                    (A) trade payables and accrued expenses incurred in the ordinary course of business, including, but not limited to, payroll, payroll taxes, real estate taxes, professional fees, and year 2005 profit-sharing expense; and
                    (B) employee withholding taxes; and
                    (C) note payable to Heber Springs State Bank #809132 of $96,019.76 (“Heber Springs Bank Note”).
               (iii) The Closing Payment shall be increased by $103,980.24, representing the difference between amount of the Heber Springs Bank Note and $200,000.
               (iv) The preliminary adjustment to the Closing Payment shall be made on an estimated basis at the Closing in accordance with the Pro Forma Closing Balance Sheet (as defined in Section 2(c)(i)) and with any final adjustment and any resulting payment to be made from the Stockholders on the one hand and the Buyer on the other hand, or vice versa, shall be made within 15 days after completion of the Closing Balance Sheet (as defined and prepared in accordance with the provisions of Section 2(c)(ii)).
     (v) Any adjustments made to the Closing Payment pursuant to Sections 2(b)(i), (ii) and (iii) shall be allocated to the Stockholders on a pro rata basis based upon the percentage of Shares owned by such Stockholders, and such pro rata amounts shall increase or decrease, as applicable, the amounts payable to the Stockholders pursuant to Schedule 2(a).
               (vi) There shall be no adjustment to the Closing Payment for any change in the value of the Fixed Assets between December 31, 2004 and the Closing Date.
(c) Closing Balance Sheets.
               (i) On or prior to the Closing Date, the Stockholders and Buyer shall jointly prepare a pro forma balance sheet of the Company as of the Closing Date (the “Pro Forma Closing Balance Sheet”), determined on an accrual basis in accordance with generally accepted accounting principles (“GAAP”) consistently applied and compiled in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, (the “Standards”), which Pro Forma Closing Balance Sheet shall be utilized by the parties to assist in the calculation of the preliminary adjustments to the Purchase Price and the preparation of the Closing Balance Sheet as hereinafter provided.
               (ii) Within 60 days after the Closing Date, Buyer with the assistance of the Stockholders shall prepare a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), in accordance with GAAP and compiled in accordance with the Standards. If the parties are unable to agree upon the Closing Balance Sheet, or any portion thereof, within 15 days after the parties have commenced resolution of the dispute, then the matter shall be submitted for resolution to a mutually agreeable certified public accounting firm (the “Independent Accountants”), whose determination shall be final and binding upon the parties, and whose fees shall be borne equally by the Stockholders and Buyer except, however, that if the Independent Accountants determine that the Closing Balance Sheet proposed by Buyer was correct in its entirety, then the Stockholders shall be solely responsible for the fees of the Independent Accountants; if the Independent Accountants determine that the dispute should be resolved in favor of the objections raised in the Closing Balance Sheet by the Stockholders in its entirety, then Buyer shall be solely responsible for the fees of the Independent Accountants.
          (d) Final Adjustments. To the extent that there are assets or liabilities other than Permitted Liabilities, which were not (i) included in the Pro Forma Closing Balance Sheet; or (ii) reflected in any adjustment made at the Closing to the Purchase Price, but which are included in the Closing Balance Sheet or discovered subsequent thereto, and which would, if they had been included in the Pro Forma Closing Balance Sheet, have resulted in an adjustment to the Purchase Price, the amount thereof shall be deemed an adjustment to the Purchase Price and the net amount due, whether from Buyer or the Stockholders, shall be remitted to the other party within five (5) days of request therefor from the party to whom such payment is due.
          (e) Payment of Deferred Payments. The Deferred Payment shall be determined and payable as follows:
               (i) Deferred Payments.
                    (A) On the first (1st) anniversary of the Closing Date, Buyer shall pay Green $814,540 of the Deferred Payment;
                    (B) on the second (2nd) anniversary of the Closing Date, Buyer shall pay Green $814,540 of the Deferred Payment; and
                    (C) on the third (3rd) anniversary of the Closing Date, Buyer shall pay Green $814,538 of the Deferred Payment.
               (ii) Payments Upon Death or Disability. In the event of the death or disability of Green, any Deferred Payments due Green shall be paid to Green’s legal representative, heirs or other beneficiaries, as directed by Green or his legal representative, or applicable law.
               (iii) Interest and Acceleration. The Deferred Payments shall not bear interest; provided, however, in the event that a Deferred Payment is not received by Green within 20 days of its due date, Buyer agrees to pay Green interest at the then maximum lawful rate of interest under Arkansas law until paid in addition to the Deferred Payment; provided further, in the event that a Deferred Payment is not received by Green within 20 days of its due date, any additional Deferred Payments shall become immediately due and payable and shall bear interest at the then maximum lawful rate of interest under Arkansas law until paid.
     3. Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place and be effective as of the commencement of business on March 1, 2005 (the “Closing Date”).
     4. Representations and Warranties of the Stockholders. The Stockholders, except as otherwise specifically provided for in this Agreement, jointly and severally, represent and warrant to and agree with Buyer on and as of the date hereof and as of the Closing Date, as follows:
          (a) Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arkansas. The Company has all requisite corporate power and authority to own its property and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted by the Company or its assets located therein requires such qualification, except where failure to do so would not have a Material Adverse Effect (meaning any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets or properties, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company, taken as a whole. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to this meaning). Set forth on Schedule 4(a) is a true, correct and complete list of all jurisdictions in which the Company is duly qualified as a foreign corporation to do business and the Company is in good standing in each of these jurisdictions. The Company has no subsidiaries. The Company has delivered to Buyer true, complete and correct copies of minutes of all meetings of its directors (including committees thereof) and stockholders (or written actions or consents in lieu of meetings) since January 1, 2000.
          (b) Authority and Binding Effect. Each Stockholder represents and warrants, for himself or herself, severally and not jointly, that (i) such Stockholder has full legal right, and complete and unrestricted power, authority and capacity to execute and deliver this Agreement and the other agreements executed and deliver by him or her pursuant hereto, to consummate the transaction contemplated hereby and perform his or her obligations under this Agreement and the agreements executed and delivered by him or her pursuant hereto; and (ii) this Agreement and all other agreements, documents and instruments have been duly executed and delivered by such Stockholder and constitute a valid and binding obligation of the Company and such Stockholders, as the case may be, enforceable against each of them in accordance with their respective terms.
          (c) Non-contravention. The execution and delivery by the Stockholders of this Agreement and all other agreements, documents and instruments to be executed in connection herewith, and the consummation of the transactions contemplated and compliance with the provisions contained hereby and thereby, do not, and will not, (i) conflict with or violate any of the provisions of the charter documents, by-laws or other organization documents of the Company; (ii) to the knowledge of the Stockholders, with or without the passage of time, constitute a violation of, be a default (or an event that with notice or lapse of time or both would become a default) under, give rise to any right of termination, amendment, cancellation, acceleration or any other right under, conflict with, modify any obligations under, require any consent, approval, notice or other action under, or increase the liability of the Company or any Stockholder under, any contract, lease, indenture, agreement, deed of trust, license, order, judgment or decree or other instrument to which the Company or any Stockholder is a party or by which any of them is bound or to which any of the Company’s assets are subject, and does not, and will not, violate or constitute a default (or an event that with notice or lapse of time or both would become a default) under any statute, rule, regulation, order, or ordinance of any governmental, judicial or arbitrary body; (iii) result in the creation of any encumbrance, lien, mortgage, charge, claim, option, pledge, license, sublicense, security interest, assignment by way of security, call, proxy or similar restriction over the Shares or any assets or properties of the Company; and (iv) conflict with, contravene or violate any law, statute, ordinance, rule or regulation, or any order, writ, judgment, injunction, consent, decree, determination or award of any court or any governmental agency or authority, currently in effect relating to the Company or any of its properties or assets.
          (d) Compliance with Laws.
               (i) The Company is currently conducting, and has at all times conducted its business in compliance in all respects with (A) its charter documents, by-laws and other organizational documents; and (B) to the knowledge of the Stockholders, all applicable Federal, state and local laws, statutes, rules, regulations, ordinances and orders, judicial or administrative judgments, decrees, orders, settlements, writs, injunctions or similar commands. Without limiting the generality of the foregoing, the Company currently conducts, and has at all times conducted, its business in compliance with all applicable Federal, state and local laws, statutes, regulations, ordinances and rules concerning the collection, use, storage and transmission of patient information.
               (ii) The Company is not in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any Federal, state, municipal or other governmental agency, authority, board, commission, bureau, instrumentality or department relating to any aspect of its business or assets.

               (iii) The Company has not been charged or, to the knowledge of the Stockholders threatened with, and is not under investigation with respect to, any violation of any provision of any Federal, state, municipal or other law or administrative rule or regulation relating to its business or assets.
               (iv) The Company currently is, and has at all times been, in compliance with all requirements of insurance carriers applicable to its business or assets.
          (e) Governmental Approval; Permits.
               (i) Except as set forth on Schedule 4(e), no consent, approval or authorization of, or registration, designation, declaration or filing with, any governmental agency or authority, whether domestic, foreign, Federal, state, municipal or other, on the part of the Company or any Stockholder, is required in connection with the execution and delivery by the Stockholders of this Agreement, the consummation of the transactions contemplated hereby, or the other agreements executed and deliver by any Stockholder pursuant hereto.
               (ii) Set forth on Schedule 4(e) is a true, correct and complete list of all licenses and permits which the Company possesses (the “Licenses”), copies of which have been delivered previously by the Company to Buyer. The Company has all licenses, permits and other governmental authorizations required for the conduct of its business or ownership of its assets, the consummation of the transactions contemplated hereby and is in compliance therewith. The Licenses are in full force and effect without default or notice of default and will not be impaired as a result of, and will remain in full force and effect after, the Stockholders’ execution of this Agreement and the consummation of the transaction contemplated hereby.
          (f) Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of voting, common stock, $0.01 par value per share (“Common Stock”), 235,500 shares of which are issued and outstanding (the “Shares”). The Shares, as set forth on Schedule 4(f), are owned of record by the Stockholders in the respective amounts set forth on Schedule 4(f). No other shares of capital stock of the Company are issued, outstanding or reserved for issuance. All of the outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or other similar rights and are not subject to preemptive or other similar rights. There are not authorized, issued or outstanding any commitments for the purchase or sale of, or any options, warrants or other rights to subscribe for or purchase any shares of the capital stock or other securities of the Company, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities, including securities convertible into or exchangeable for capital stock. There are no restrictions on the transfer of shares of the Company’s capital stock, including the Shares, other than those imposed by relevant Federal and state securities laws. The Shares have been offered and sold by the Company to the Stockholders in compliance with all Federal and state securities laws. The Company has made available to Buyer true and correct copies of the Company’s Articles of Incorporation and by-laws, each in effect as of the date hereof. There are not any shareholders agreements, voting trusts, proxies or other similar agreements or understandings with respect to or concerning the capital stock of the Company. The Company has no outstanding stock appreciations rights, phantom stock or stock equivalents.
          (g) Title to Purchased Shares. Each Stockholder, for himself or herself, severally and not jointly, represents and warrants that: (i) the Shares set forth next to such Stockholder’s name on Schedule 4(f) are owned of record and beneficially by such Stockholder and such Stockholder will transfer such Shares to Buyer on the Closing Date, free and clear of all liens, encumbrances, options or other rights of any nature; and (ii) there are not authorized, issued or outstanding any agreements, commitments or understandings for the purchase or sale of, or any options to purchase or other rights relating to, his or her Shares.
          (h) Financial Statements. The Company has delivered to Buyer, and there is attached as Schedule 4(h), a copy of the audited annual financial statement of the Company for its fiscal years ended

December 31, 2001, 2002, 2003 and 2004 and internally prepared financial statements for the year ended December 31, 2004 and for the 1-month period ended January 31, 2005 (the “Financial Statements”). The Financial Statements are (i) true, correct and complete; (ii) fairly present the financial condition and results of operations of the Company as of the date thereof; (iii) were prepared in accordance with GAAP and in a manner consistent with past practices; and (iv) were prepared in accordance with the books, records and accounts of the Company, which books, records and accounts are correct and complete in all material respects. Except to the extent reflected or reserved against in the Financial Statements, the Company as of the date thereof did not have and will not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including, without limitation, Tax liabilities, due or to become due or arising out of transactions entered into or any state of facts existing prior thereto, other than obligations arising after the Closing under the Contracts, as disclosed to Buyer.
          (i) Absence of Certain Changes or Events. Except as set forth on Schedule 4(i), since December 31, 2003, the Company has operated the business in the ordinary course and the Company shall not have suffered any Material Adverse Effect and there has not occurred any event, change or development which has had, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which would, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of the transaction contemplated hereby. Without limiting the generality of the foregoing, except as set forth on Schedule 4(i), since December 31, 2003, the Company has not:
               (i) made any change in its authorized capital or outstanding securities;
               (ii) issued, sold, delivered or agreed to issue, sell or deliver any capital stock, bonds or other corporate securities, including convertible securities, (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options, warrants or other rights calling for the issue, sale or delivery thereof;
               (iii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business, consistent with past practices, none of which are, individually or in the aggregate, materially adverse;
               (iv) declared, set aside, made, or agreed to make distributions of any assets of any kind whatsoever in respect of its capital stock, or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any of its outstanding capital stock;
               (v) unless replaced with assets, property or rights of equal or greater value, sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its assets, property or rights, or disposed of any inventory except in the ordinary course of business consistent with past practices;
               (vi) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights, including inventories, or requiring the consent of any party to the transfer and assignment of any of such assets, property or rights;
               (vii) other than in the ordinary course of business, consistent with past practices, made or permitted, or agreed to make or permit, any amendment or termination of any contract, agreement or license to which it is a party or by which it or any of its properties are subject;
               (viii) made, directly or indirectly, any accrual or arrangement for or payment of bonuses (other than in the normal course of the Company) or special compensation of any kind or any severance or termination pay to any present or former officer, director or employee of the Company;

               (ix) except for customary raises granted its employees in accordance with its past practices and disclosed to Buyer, increased the rate of compensation payable or to become payable by it to any of its stockholders, officers, directors or employees or adopted any new, or made any increase in any, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan payment or arrangement made to, for or with any of such stockholders, officers, directors or employees, except as agreed to by Buyer;
               (x) merged or consolidated, or agreed to merge or consolidate, with any other corporation or entity, or acquired or agreed to acquire any corporation, association, partnership, joint venture or other entity;
               (xi) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of its assets or properties, other than liens, if any, for current Taxes not yet due and payable;
               (xii) waived any rights of substantial value, whether or not in the ordinary course of business;
               (xiii) suffered any damage, destruction or loss, whether or not covered by insurance, which could have a Material Adverse Effect, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its business and operations or suffered any change in its financial condition or in the nature of its business or operations which has had or might have a Material Adverse Effect;
               (xiv) amended or modified, or granted any material exception to, its credit criteria for new or existing customers;
               (xv) materially changed any of the accounting principles followed by it or the methods of applying such principles, except as required by GAAP and disclosed in the Financial Statements;
               (xvi) changed its method of billing or collecting accounts receivable;
               (xvii) entered into any transaction other than in the ordinary course of business consistent with past practice;
               (xviii) made any commitment to make any capital expenditures that has not been fully paid prior to the Closing Date in excess of $15,000 individually, or $35,000 in the aggregate;
               (xix) received condemnation proceedings commenced with respect to any asset or property of the Company, including, without limitation, any Real Property (as defined in Section 4(q)); or
               (xx) entered into any agreement or commitment to which the Company is a party, whether oral or in writing, to take any action described in this Section 4(i).
          (j) Assumptions or Guaranties of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss), any indebtedness of any other person or entity.
          (k) Inventory and Accounts Receivable.

               (i) The Company has adequate and sufficient inventories of supplies for the conduct of its business in the ordinary course, and all inventories of the Company are in good, usable and merchantable condition.
               (ii) The accounts receivable (including loans receivable and advances) of the Company: (A) are lawful and valid; (B) have arisen out of bona fide transactions in the ordinary course of business; (C) have sufficient consideration, and (D) are not subject to any offset, allowance, credit, refund, counterclaim or similar diminution or discount, whether customary in the trade or otherwise. To the knowledge of the Stockholders, there are no facts or circumstances (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables, in excess of the reserves set forth on the Financial Statements.
          (l) Contracts.
               (i) Set forth on Schedule 4(l) is a complete list of all contracts, agreements, leases, instruments, understandings and arrangements, either oral or in writing, extending beyond the Closing Date to which the Company is a party or by which the Company is bound, including, without limitation, all non-competition agreements with current employees and any employees whose employment was terminated, for any reason, on or after January 1, 2003, except for open purchase or sales orders for less than $5,000 (collectively, the “Contracts”). A true and correct copy of each of the Contracts, or a description of any oral Contracts, has been furnished by the Company to Buyer.
               (ii) Except as set forth on Schedule 4(l), (A) the Company, and to the knowledge of the Stockholders any other party, to any of the Contracts, is not in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or such other party in default) in the performance of any of their respective obligations under any of the Contracts, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any Contract; (B) each Contract is valid, binding and enforceable and in full force and effect; (C) none of the Stockholders have any knowledge of any breach or anticipated breach by any other party to any Contract; (D) no approval or consent of any person is needed in order that the Contracts may continue in full force and effect following the Closing Date and the consummation of the transactions contemplated hereby; (E) the Contracts will continue to be valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms and conditions thereof as in effect immediately prior to the Closing and the change in ownership of the Company pursuant to this Agreement will not result in the termination of, or results in a right of termination under any Contract; and (F) the Company has not delivered or received any notice of termination or an intention to terminate or amend in an adverse manner any Contract.
          (m) Assets and Properties.
               (i) Except as set forth on Schedule 4(m), (i) the Company has good, valid and record title to and beneficial ownership of all of its assets and properties and will retain after the Closing all of such assets and properties, free and clear of all liens, charges, claims and encumbrances of any nature, except only such assets as were eliminated in accordance with the provisions of Section 2(d); (ii) the Fixed Assets include all equipment currently used by the Company to conduct its business in the ordinary course, are sufficient to operate the Company’s business after the Closing and are in good condition (ordinary wear and tear excluded); (iii) the Company as of the Closing Date will not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation, Tax liabilities, due or to become due, which shall create, give rise to or result in a lien or encumbrance in its assets or properties; and (iv) the Company owns or leases, or has rights to use, all material assets and properties sufficient for the conduct of the Company’s business as presently conducted by the Company.

(ii) (A) Schedule 4(m) sets forth an accurate and complete list and description of all of the Intellectual Property (which shall mean all (1) patent and patent rights, trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights, service marks and service mark rights, and all pending applications for and registrations of the same; (2) brand names, trade dress, business and product names, logos and slogans and all goodwill associated therewith; (3) proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), designs, processes, market research and other data, computer software and programs (including, source codes and related documentation), formulae, inventions and other ideas, methodologies, and technical information; and (4) other intellectual property) of the Company that is presently owned, held or used by the Company, or under which the Company owns or holds any licenses, and agreements relating to technology, know-how and processes that the Company has licensed or authorized for use by others.
      (B) To the knowledge of the Stockholders, neither the Company, nor any products or services sold or provided by the Company, has interfered with, infringed upon, misappropriated, or violated any rights in Intellectual Property of third parties, and the continued manufacture and sale of such products and services by Buyer and the Company after Closing will not interfere with, infringe upon, misappropriate or violate any right in the Intellectual Property of third parties. The Company has not received any claim, demand or notice alleging any such interference, infringement, misappropriation or violation thereof. To the knowledge of the Stockholders, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property of the Company. The Company owns or possesses, and will convey to Buyer on the Closing Date, adequate assignments, licenses or other valid rights to own the Intellectual Property of the Company. The Intellectual Property of the Company constitutes all the Intellectual Property that is material to the conduct of the Company’s business as now conducted or proposed to be conducted. All software used by the Company is used in accordance with all applicable contracts. The Company has paid all amounts required to be paid in connection with all software used by the Company.
      (C) None of the Intellectual Property of the Company is subject to any lien or encumbrance in favor of any third party and the Company owns all right, title and interest therein and thereto, except for licenses or rights of use granted to customers in the ordinary course of business.
          (n) Litigation; and Claims. Except as set forth on Schedule 4(n), there is no suit, action or legal, administrative, arbitration, mediation, investigation or other proceedings of any nature pending, or to the knowledge of the Stockholders threatened, (A) against the Company or any Stockholder; (B) which affects in any way the Company or any Stockholder; or (C) which would materially and adversely affect the legality or validity of this Agreement or the consummation of the transactions contemplated hereby, or the continued operations and earnings of the Company.
          (o) Taxes.
               (i) The Company has (A) accurately prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed by it; (B) paid, or accrued as a liability of the Company all Taxes, which have become due or will become due for the period or periods ending on or before the Closing, pursuant to said Tax Returns or pursuant to any assessment against the Company or pursuant to any Federal, state or local law, including, without limitation, Federal, state and local income taxes, payroll withholding and unemployment taxes, and sales, use, excise and property taxes; and (C) withheld or collected all Taxes, to the extent required, and such Taxes have been paid to the proper governmental authority or have been accrued on the books of the Company as a liability.
               (ii) None of the Federal, state, local or other income, sales or other Tax Returns of the Company have been audited or investigated by the Internal Revenue Service or other appropriate taxing authorities, and to the knowledge of the Stockholders no audit or investigation is threatened or contemplated. The Stockholders have provided Buyer with true and complete copies of the Company’s Federal and state income tax returns for the past three (3) years.
               (iii) There are no liens in favor of governmental agencies or authorities upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable
               (iv) The Company has not: (A) received written notice from any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed; (B) received a proposed assessment of Tax against the Company or any of its assets or properties; (C) waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; and (D) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
               (v) The Company is not: (A) a party to, or bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person or entity; and (B) (I) is or has ever been a member of an affiliated group of corporations filing a consolidated Federal income tax return (other than a group the common parent of which was the Company), or (II) has any liability for the Taxes of any person or entity (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (C) a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company is subject to an election under Section 341(f) of the Code.
               (vi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.
               (viii) The Company has not distributed stock of another entity, or has had its stock distributed by another person or entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
               (ix) Each Stockholder, severally and not jointly, represents and warrants that such Stockholder has, with respect to the portion of the Company’s income allocated to such Stockholder, (A) accurately prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed by him; (B) paid, or made provision for the payment of, all Taxes, including all appropriate estimated Taxes, which have become due or will become due for the period or periods ending on or before the Closing, pursuant to said returns or pursuant to any assessment against him or pursuant to any Federal, state or local law, including, without limitation, Federal, foreign, state and local income taxes, excise and property taxes; and (C) withheld or collected all Taxes, to the extent required, and such Taxes have been paid to the proper governmental authority. Except as shown on Schedule 4(o), none of the Federal, foreign, state, local or other income or other Tax Returns of such Stockholder have been audited or investigated by the Internal Revenue Service or other appropriate foreign, state or local taxing authorities, and to the knowledge of such Stockholder no audit or investigation is threatened or contemplated. No Stockholder has received written notice from any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.
               (x) “Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes, charges, fees, levies or other assessments and any obligations under any agreements or arrangements with any other person or entity with respect to such amounts and including any liability for taxes of a predecessor entity; and (ii) all obligations, including joint and several liability pursuant to the law of any jurisdiction or otherwise, for the payment of any of the types of taxes referred to in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period. “Tax Returns” shall mean any report, return, declaration or other information required to be supplied to any taxing authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
               (xi) Since October 1, 1995, the Company has been a validly electing “S” Corporation within the meaning of Sections 1361 and 1362 of the Code.
          (p) No Change in Business. To the knowledge of the Stockholders, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of any business from the Company’s clients, suppliers or customers.
          (q) Real Estate.
               (i) Owned Real Property.
                    (A) Set forth on Schedule 4(q) is a list of all the real property owned by the Company (the “Owned Real Property”).
                    (B) There are no outstanding contracts for the sale of any of the Owned Real Property.
                    (C) With respect to the Owned Real Property: (1) the Company has good and marketable title to the Owned Real Property, in each case free and clear of all encumbrances and liens other than (a) liens for taxes not yet due and payable; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business, not material to the Company and not yet delinquent; and (c) matters of record, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere with the present use of or occupancy of any of the Owned Real Property or otherwise impair or interfere with the business as presently conducted by the Company; (2) there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Owned Real Property or the improvements thereon; (3) the Owned Real Property, and the activities conducted by the Company thereon, are not in violation of the certificate of occupancy or any applicable building or zoning statute, regulation or ordinance, and the Company has not received any written notice from any governmental agency or authority alleging any material violation by the Company at an Owned Real Property of any applicable building, or zoning statute, regulation or ordinance, which such alleged violation remains active and the Company has not received any written notice of a default or breach under any of the covenants, restrictions, conditions, rights of way or easements, if any, affecting all or any portion of the Owned Real Property; (4) the Owned Real Property, and the activities conducted by the Company thereon, are not in violation of that restrictive covenants set forth in the Cleburne County Industrial Park Restrictive Covenants dated October 27, 1987; (5) there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof; and (6) the Company is not obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or dispose of any Owned Real Property or any portion thereof which Owned Real Property, individually or in the aggregate, is material to the Company.
               (ii) Leased Real Property.
                    (A) Set forth on Schedule 4(q) is a list of all the real property leased by the Company (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). A true and correct copy of the lease agreements related to the Leased Real Property has been furnished by the Company to Buyer.
                    (B) All rent, tenant reimbursables and other charges owed by the Company with respect to the Leased Real Property for all periods prior to the Closing Date have been paid in full.
               (iii) Condition of Real Property. All Real Property (including the improvements located thereon) is in good operating condition and repair, including, without limitation, all equipment, electrical, plumbing, sewerage and other facilities and utility systems, consistent with its present use and has full legal and practical access to public roads or streets and has all utilities and services necessary for the proper and lawful conduct and operation of the business of the Company as presently utilized. All Real Property and the use thereof for the Company’s business conform in all material respects to all applicable Federal, state and local laws, ordinances and regulations, including, without limitation, building and zoning laws, OSHA regulations and the Americans with Disabilities Act, and neither the Company nor the Stockholders have received any notice from any governmental authority or any insurance rating bureau that the Real Property or the use thereof for the Company’s business do not so conform.
          (r) Environmental Matters. To the knowledge of the Stockholders, the Company’s business has not caused or allowed any violation of applicable environmental laws, regulations, rules or ordinances.
          (s) Insurance.
               (i) The Company has in place public liability, casualty and other insurance coverage insuring the products, properties, assets, business and operations of the Company and its and their potential liabilities to third parties, and all general liability policies maintained by the Company are in an amount and on such terms as are reasonable and customary for businesses of the type conducted by the Company. Since January 1, 2000, the Company has been covered by insurance policies in scope and amount customary and reasonable for the business in which it has engaged since such date.
               (i) Schedule 4(s) set forth a complete and correct list of all current policies of theft, fire, liability, workmen’s compensation, life, property, casualty and other insurance owned or held by the Company and for each policy shall specify the insurer, the type of insurance, the amount of coverage, the expiration date, the policy number, if any, and any pending claims not wholly covered as to amount thereunder. All such policies are in full force and effect, are sufficient for compliance by the Company with all requirements of law and all agreements to which the Company is a party (including, without limitation, the Contracts), and are valid, outstanding and enforceable policies. Schedule 4(s) sets forth a certificate(s) of insurance, issued within the past 30 days by the Company’s insurance company, with respect to the insurance policies relating to the Real Property. The Stockholders have delivered to the Buyer true and correct copies of each insurance policy listed on Schedule 4(s).
               (iii) There are no outstanding unpaid premiums, and there are no provisions for retrospective premium adjustments with the sole exception of worker’s compensation insurance which, by law, is subject to audit and adjustment in subsequent time periods. If there are any provisions for retrospective premium adjustments contained in such policies, the Stockholders shall pay all such premium adjustments which relate prior to Closing, as and when assessed.
               (iv) No notice of cancellation or non-renewal of, or disallowance of any claim under, any such policy or binder has been received.
               (v) Neither the Company nor, to the knowledge of the Stockholders, any other party to any insurance policy is in breach or default with respect to such insurance policy (including with respect to the payment of all premiums due and payable and the giving of notices thereunder), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under each such policy. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. The Company has not received any letters relating to reservations of rights.
               (vi) There are no self-insurance arrangements affecting the Company.
          (t) Employees; and Employee Benefit Plans.
               (i) Set forth on Schedule 4(t) is the following information: (A) the names of all of the Company’s employees, the job performed or position held by each such person and a description of all fringe benefits, including, without limitation, accrued and unpaid vacation and sick leave (expressed in time and dollars), and the amount of all such benefits which will be accrued and owing to each such person as of the Closing Date; and (B) a description of any plans providing pensions, profit-sharing, insurance benefits or any other similar type of fringe benefits to which the Company is a party or committed either orally, in writing or by law, including all employee benefit plans (“Employee Benefit Plans”), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), established by the Company or to which the Company contributes or is or has been required to contribute.
               (ii) The Employee Benefit Plans and the related trusts comply and have complied in all material respects with the provisions of ERISA, Internal Revenue Code of 1986, as amended (the “IRC”), and all other applicable laws, rules and regulations, and all necessary governmental approvals for the Employee Benefit Plans have been obtained, including, without limitation, qualification of the Employee Benefit Plans under the IRC. The Employee Benefit Plans have been administered to date in compliance with the requirements of ERISA, all other applicable laws, rules and regulations, and all amendments thereto required by law have been duly and timely adopted by the Company. True and complete copies of all reports or other documents required to be filed with the Internal Revenue Service or the Department of Labor with respect to the Employee Benefit Plans have been timely filed and the Company has delivered true and complete copies of such reports to Buyer. To the knowledge of the Stockholders, since December 31, 1974, no fiduciary of the Employee Benefit Plans has engaged in any “prohibited transaction” (as defined in ERISA), no “reportable event” (as defined in Section 4043(b) of ERISA) has occurred with respect to the Employee Benefit Plans and there is no unfunded vested liability or “accumulated funding deficiency” (as defined in Section 302 of ERISA) with respect to the Employee Benefits Plans. The Company, and any entities within the same group of trades or businesses under common control, within the meaning of ERISA Section 4001(b)(1), as the Company, (the “ERISA Affiliates”), do not have and has not had a material liability under ERISA, the IRC, and all other applicable laws, rules and regulations, including, without limitation, Title IV of ERISA, which has not been paid in full.
               (iii) To the knowledge of the Stockholders, the Company and the ERISA Affiliates have never maintained any plan or arrangement for providing medical or non-pension benefits to terminated or retired employees or their dependents and have never sponsored a or contributed to, or have had any liability or obligation in respect of, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). None of the Employee Benefit Plans is maintained outside the jurisdiction of the United States or covers any employee outside the United States.
          (u) Labor Matters. The Company has no collective bargaining agreements with any labor unions. The Company is currently conducting, and has at all times conducted, its business in compliance with all Federal, state and local statutes, laws, rules, ordinances and regulations respecting employment and employment practices, discrimination (including, without limitation, discrimination on the basis of age, gender, race or national origin), sexual harassment, terms and conditions of employment and wages, hours, benefits, equal employment opportunity, immigration and workers’ compensation or otherwise, and there are no claims, notices and communications received from Federal or state officials with respect to violations of any such laws which are unremedied, nor has the Company received any claims, notices, or other instruments, asserting violation of any such laws, rules and regulations whether oral or in writing, from any of its present or former employees, which is unresolved as of the date hereof. The Company is not engaged in any unfair labor practices. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental agency or authority relating to employees or employment practices. The Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or the termination of any of the Employees on or prior to the Closing Date. The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three (3) years, nor has the Company planned or announced any such action or program for the future. There are no pending or, to the knowledge of the Stockholders, threatened: (i) actions, complaints, charges, inquiries, proceedings or investigations by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees; (ii) grievances or arbitration proceedings which, if adversely decided, may reasonably, individually or in the aggregate, create a liability or cause the Company to incur expenses or forgo operating savings; (iii) unfair labor practice charges or complaints, disputes or grievances; (iv) campaigns being conducted to solicit cards from any of the Employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years; or (v) strikes, slow-downs, work stoppages, disputes, lockouts, labor controversies or threats thereof, and the Company has not experienced any such labor controversy within the past three (3) years.
          (v) Product Liability and Recalls. The Company has no liability under any pending, or to the knowledge of the Stockholders threatened, claims for any injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold by the Company. Schedule 4(v) sets forth all voluntary, involuntary, pending and threatened recalls relating to or carried out by the Company initiated on or after January 1, 2000.
          (w) Transactions with Affiliates. Except as set forth on Schedule 4(w), no Stockholder, or director or officer of the Company, nor any member of his or her immediate family, owns or has, directly or indirectly, any ownership or other interest in any business, other entity or otherwise, which is a party to, or in any asset or property which is the subject of, agreements, arrangements or other relationships of any kind with the Company.

          (x) Books and Records. The books of account, ledgers, order books and other records and documents of the Company accurately and completely reflect all material information relating to the business and affairs of the Company.
          (y) Brokerage. Neither the Stockholders nor the Company has engaged the services of any broker, investment banker, financial advisor, finder or other person or entity entitled to be paid a commission, fee or other compensation in connection with the transactions provided for in this Agreement.
          (z) Disclosure. No representation or warranty made by the Stockholders in this Agreement or in any statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection herewith, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. There is no material fact which adversely affects, insofar as the Stockholders can now reasonably foresee, the Company’s business or its assets or properties or prospects, or the ability of the Company or the Stockholders to perform this Agreement or any of the transactions contemplated hereby, which has not been set forth herein, in any Schedule hereto or in any document, certificate or statement furnished by the Stockholders to Buyer pursuant hereto.
     5. Buyer’s Representations and Warranties. Buyer represents and warrants and agrees with the Stockholders as follows:
          (a) Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer has all requisite power to own its property and to carry on its business as presently conducted, and Buyer has complete and unrestricted power and authority to perform this Agreement and the transactions contemplated hereby.
          (b) Binding Effect. This Agreement and all other agreements, documents and instruments executed by Buyer in connection herewith are and will be the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, and the execution, delivery and performance of this Agreement, and such other agreements, documents and instruments executed by Buyer, and the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by Buyer’s Board of Directors.
          (c) Non-Contravention. The execution and delivery of this Agreement and all other agreements, documents and instruments to be executed in connection herewith, and the performance of the transactions contemplated hereby and thereby, do not, and will not, constitute a violation of, be a default under, give rise to any right of termination, cancellation or acceleration under, or conflict with the terms of, the Restated Articles of Organization or By-laws of Buyer, each as amended to date, or any contract, lease, indenture, agreement, order, judgment or decree to which Buyer is a party or by which it is bound, and does not, and will not, violate or constitute a default under any statute, rule, regulation, order or ordinance of any governmental, judicial or arbitrary body.
          (d) Litigation. There is no suit, action or legal, administrative, arbitration or other proceedings of any nature pending, or to the knowledge of Buyer, threatened, against Buyer which materially adversely affects Buyer, or which might materially and adversely affect the legality or validity of this Agreement, or the consummation of the transactions contemplated hereby.
          (e) Disclosure. No representation or warranty made by Buyer in this Agreement or in any statement or certificate furnished or to be furnished to the Company or the Stockholders pursuant hereto or in connection herewith, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.
          (f) Brokerage. Buyer has not engaged the services of any broker, investment banker, financial advisor, finder, or other person or entity entitled to be paid a commission, fee or other compensation in connection with the transactions provided for in this Agreement.

          (g) Investment Representations.
               (i) Buyer is acquiring the Shares for its own account and for investment and not with a view to any resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Act”);
               (ii) The Buyer understands that the Shares have not been registered under the Act and may not be offered, sold or otherwise transferred except pursuant to an effective registration statement or pursuant to a duly available exemption from such registration requirements;
               (iii) Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Shares, and having had access to, or having been furnished with, such information as it has considered necessary, it has concluded that it is able to bear those risks;
               (iv) Buyer has access to information regarding the Company, its present and prospective business, assets, liabilities, and financial condition that the Buyer considers necessary in making the decision to invest in the Shares. The undersigned has had ample opportunity to ask questions of and receive answers from the Stockholders and the Company’s representatives concerning this investment and to obtain all documents requested in order to supplement or verify any of the information supplied; and
               (v) Buyer understands and agrees that the offer and sale of the Shares were not accomplished by the publication of any solicitation or advertisement.
          (h) Adequate Insurance. From and after Closing, Buyer will, or cause the Company to, maintain in full force and effect commercially reasonable liability insurance policies (including, without limitation, public liability, product liability, employment practice liability insurance, etc.); provided, that such insurance policies will provide, in the aggregate, substantially equivalent coverage to the coverage provided by the Company’s insurance policies prior to the Closing.
     6. Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived by Buyer) on or prior to the date hereof of each of the following conditions:
          (a) Representations and Warranties. All representations and warranties of the Stockholders set forth in this Agreement and in any statement, certificate or other instrument delivered to Buyer pursuant hereto or in connection herewith, shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date.
          (b) No Adverse Change. Except as set forth on Schedule 4(i), since December 31, 2003, there shall not have been any material damage to or loss or destruction of any of the Fixed Assets, or any Material Adverse Effect, or the imposition of any laws, rules or regulations which could have a Material Adverse Effect, or any suit or action brought against the Company the outcome of which could have a Material Adversely Effect the condition (financial or otherwise) or operations of the Laboratory or the Company’s assets.
          (c) Compliance with Agreement. The Stockholders shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them on or prior to the date hereof.
          (d) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by the Stockholders, or on their behalf or the Company, in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in all respects to Buyer.

          (e) No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending against the Company or the Stockholders before any court or governmental agency which seeks to restrain or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.
          (f) Intentionally Omitted.
          (g) Non-Competition Agreement. Green shall have entered into a non-competition agreement with Buyer in the form of Exhibit A (the “Non-Competition Agreement”).
          (h) Deliveries. The Stockholders shall have delivered (or cause to be delivered) on or prior to the Closing Date, the following:
               (i) stock certificates representing the Shares, duly endorsed for transfer by the respective Stockholder to Buyer;
               (ii) Intentionally Omitted;
               (iii) the Non-Competition Agreement duly executed by Green;
               (iv) a certificate of the Secretary of the Company as to the Company’s charter documents, by-laws and incumbency and signatures of the Company’s officers;
               (v) the opinion of Gill Elrod Ragon Owen & Sherman, P. A., with respect to the Company and Green, covering the matters set forth in Exhibit B;
               (vi) a copy of the charter documents of the Company, with all amendments thereto, as certified as of a recent date by the Secretary of State of the State of Arkansas;
               (vii) a certificate of the legal existence and corporate good standing of the Company issued as of a recent date by the Secretary of State of the State of Arkansas;
               (viii) certificate(s) of good standing to do business in all foreign jurisdictions set forth on Schedule 4(a), issued as of a recent dated by the Secretary of State of such foreign jurisdiction;
               (ix) a certificate of the tax good standing of the Company issued as of a recent date by the applicable tax authority in the State of Arkansas and any other foreign jurisdiction where the Company files any Tax Return;
               (x) the written resignations of the directors and officers of the Company, as set forth on Schedule 6(h)(x), from their respective positions with the Company;
               (xi) the stock books, stock ledgers, minute books and corporate seal of the Company (all other records of the Company being located in the corporate premises, or otherwise, of the Company);
               (xii) evidence that the Company has transferred title to the Ford F-250 vehicle (VIN #: 1FTSW21P55EA19099) to Green;
               (xiii) Nordskog shall execute a amendment, ratification and reaffirmation of his Noncompetition Agreement dated December 10, 1996 with the Company, such ratification and reaffirmation to be in a form satisfactory in all respect to Buyer and Buyer’s counsel;

               (xiv) evidence of termination of those certain Stock Purchase Agreements between the Stockholders and the Company;
               (xv) evidence of termination of that certain Consulting Agreement dated as of May 1, 2004 between the Company and Green Dental Laboratory Consulting, Inc., a Florida corporation;
               (xvi) documents evidencing the discharge or release of any security interests, liens or encumbrances on the assets and properties of the Company, including, without limitation, UCC termination statements; and
               (xvii) such other documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by the Company and/or the Stockholders, as Buyer shall reasonably require to effectuate the purposes and intent of this Agreement.
     7. Conditions to the Company’s and the Stockholders’ Obligations. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived by the Stockholders) on or prior to the date hereof of each of the following conditions:
          (a) Representations and Warranties. All representations and warranties of Buyer set forth in this Agreement and in any statement, certificate or other instrument delivered to the Stockholders pursuant hereto or in connection herewith, shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date.
          (b) Compliance with Agreement. Buyer shall have performed and complied with all of the obligations under this Agreement which are to be performed or complied with by it on or prior to the date hereof.
          (c) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer or on behalf of Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in all material respects to the Company and the Stockholders.
          (d) No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending against Buyer before any court or governmental agency which seeks to restrain or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.
          (e) Intentionally Omitted.
          (f) Non-Competition Agreement. Buyer shall have entered into the Non-Competition Agreement with Green.
          (g) Deliveries. Buyer shall have delivered (or cause to be delivered) to the Stockholders on or prior to the Closing Date the following:
               (i) the Closing Payment due under Section 2(a);
               (ii) Intentionally Omitted;
               (iii) the Non-Competition Agreement duly executed by Buyer delivered to Green;
               (iv) a certificate of the Clerk of Buyer as to (A) the votes of Buyer’s Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) the incumbency and signatures of Buyer’s officers;

               (v) a certificate of the legal existence and corporate good standing of Buyer issued as of a recent date by the Secretary of State of the Commonwealth of Massachusetts; and
               (vi) such other documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by Buyer, as the Company and the Stockholders shall reasonably require to effectuate the purposes and intent of this Agreement.
     8. Survival of Representations.
          (a) Survival of Representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the date hereof until the date on which the last Deferred Payments under this Agreement are made by Buyer to Green, excluding representations and warranties relating to Sections 4(f), 4(g), 4(o), and 4(t) which shall survive until the expiration of the applicable statutes of limitations with respect to such representation or warranty, notwithstanding any investigation by any party made either before or after the date hereof.
          (b) Statements as Representations. All statements contained in any certificate, schedule, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of Section 8(a).
     9. Indemnification by the Stockholders.
          (a) Indemnity. The Stockholders shall, jointly and severally, indemnify, defend and hold Buyer and the Company harmless from and against any and all claims, liabilities, obligations, losses, damages, costs or expenses (including reasonable legal fees, costs and expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing) (collectively, “Losses”) suffered by Buyer or the Company resulting from or which arise out of (i) any acts or omissions of the Company or the Stockholders arising or occurring prior to the Closing Date with respect to the Company’s business, including, without limitation, any Losses related to the Company’s breach of warranty with respect to the Company’s products or services produced or performed prior to the Closing, or any product liability claim or other liability arising out of defective products or services produced or performed by the Company prior to Closing; (ii) any breach of any representation or warranty, covenant, agreement or obligation on the part of any or all of the Stockholders under this Agreement, any Schedule or Exhibit to this Agreement or under any agreement executed in connection therewith, or from any misrepresentation in or omission from any certificate or other instrument furnished to Buyer pursuant hereto or in connection herewith; (iii) any facts or circumstances relating to the Company existing or arising on or prior to the Closing Date known to the Stockholders, including, without limitation, tax claims, environmental claims, assessments or liabilities relating to tax periods ending on or prior to the Closing, liabilities under or in respect of any litigation described on Schedule 4(n) and liabilities arising from the elimination from the Company’s balance sheet of any notes or other payables to the Stockholders or former stockholders of the Company; (iv) any failure of the Company to comply as of the Closing Date with any Employee Benefit Plan laws, rules, regulations or orders, including, without limitation, the so called GUST amendments; (v) any failure of the Company to comply with any applicable bulk sales transfer laws; (vi) any brokers’ or finders’ fees or compensation in connection with the transactions provided for by this Agreement by any person or entity claiming a right to same because of having been engaged by or having served any Stockholder or the Company; (vii) the Company’s ownership of interests in Professional Dental Arts, LLC, a Colorado limited liability company or the sale of such interests; and (vii) the purchase by Green of (A) 2,000 shares of Common Stock from Ernest E. Robbins III; (B) 250 shares of Common Stock from Donald G. Archer; and (C) 250 shares of Common Stock from Patricia D. Riddle. Notwithstanding the foregoing, the Stockholders shall not be liable for Permitted Liabilities included on the Closing Balance Sheet in accordance with the provisions of Section 2.
          (b) Payment of Losses. Subject to the provisions of Section 9(c), Buyer shall be reimbursed by the Stockholders on demand by Buyer to the Stockholders for any Losses suffered by Buyer or the Company with respect to any liability or claim to which the indemnity set forth in Section 9(a) relates. In addition, provided any liability or claim to which the indemnity set forth in Section 9(a) relates is acknowledged by the

Stockholders or is adjudicated or arbitrated as a liability or claim to which the indemnity set forth in Section 9(a) relates through the mediation and arbitration provisions set forth in Section 14(h), Buyer shall have the right to set off and deduct the amount of any payment made by it or Loss suffered by it with respect to such liability or claim to which the indemnity set forth in Section 9(a) relates against the amount of any payment obligation of Buyer to the Stockholders under this Agreement, including, without limitation, the Deferred Payments. In addition, amount payable under this Section 9 shall be reduced by and to the extent that the Company or Buyer receives proceeds under insurance policies specifically as a result of, and in compensation for, the subject of an indemnification liability or claim.
          (c) Third-Party Claims. Should any claim be made against Buyer or the Company by a person not a party to this Agreement with respect to any matter to which the indemnity set forth in Section 9(a) relates (a “Third-Party Claim”), then Buyer shall promptly give the Stockholders written notice of any such Third-Party Claim (including all available information regarding the details of the Third-Party Claim). If the Stockholders acknowledge to Buyer in writing that such Third-Party Claim is subject to the indemnity set forth in Section 9(a), the Stockholders shall have the right to defend or settle any such Third-Party Claim, at his sole expense, on his own behalf and with counsel of his own choosing, which counsel shall be reasonably satisfactory to Buyer. In such defense or settlement of any Third-Party Claim, Buyer shall cooperate with and assist the Stockholders as is reasonable and may participate therein with its own counsel at its sole expense, and Buyer’s written consent shall be a requirement to any settlement and disposition thereof, which consent shall not be unreasonably withheld or delayed, provided that in any such settlement or disposition, Buyer shall not be liable for any amounts under such settlement or disposition and such settlement or disposition shall contain a complete release of Buyer from any liability. Failure by Buyer to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by Buyer, except only to the extent that such failure by Buyer shall result in a material prejudice to the Company and the Stockholders. If the Stockholders do not notify Buyer within 10 days after receipt of Buyer’s written notice of a Third-Party Claim that the Stockholders intend to undertake the defense thereof, and that such claim is subject to the indemnity set forth in Section 9(a), or if after undertaking such defense the Stockholders fail to pursue such defense in a prudent manner, then Buyer shall have the right to contest, settle or compromise such Third-Party Claim, and the Stockholders shall indemnify Buyer for the full amount of all Losses paid or suffered by Buyer in respect thereof. So long as the Stockholders have given Buyer timely notice that the Stockholders will undertake the defense of the Third-Party Claim, and are defending such Third-Party Claim in good faith, Buyer shall not pay or settle any such Third-Party Claim without the written consent of the Stockholders.
          (d) Cumulative Remedies. Except as expressly provided herein, the remedies provided to Buyer and the Company in this Section 9 shall be cumulative and shall not preclude the assertion by Buyer of any other rights or the seeking of any other remedies against the Stockholders.
          (e) All representations, warranties, covenants and agreements of the Stockholders in this Agreement are made jointly and severally by the Stockholders (except for Sections 4(b), 4(g) and 4(o)(ix) which are made severally, not jointly). Notwithstanding anything to the contrary contained herein, the indemnification obligations of the Stockholders under this Section 9 with respect to the representation and warranties under Sections 4(b), 4(g) and 4(o)(ix) are made severally, and not jointly, and such indemnification obligations are not subject to the provisions of Section 9(f).
          (f) Limitations on Indemnification.
               (i) The Stockholders shall not be required to indemnify Buyer or the Company with respect to any Losses resulting from or arising out of matters described in Section 9(a), unless and until the aggregate amount of all Losses exceeds $100,000 (the “Threshold Amount”), in which case the Stockholders shall be required to indemnify Buyer or the Company only for the amounts by which such Losses exceed the Threshold Amount. Losses thereafter may be asserted regardless of amount.

               (ii) The Stockholders’ maximum liability to Buyer or the Company under this Section 9 shall not exceed $1,000,000. The maximum liability of each Stockholder to Buyer or the Company under this Section 9 shall not exceed such Stockholder’s pro rata share (based upon the percentage of Shares owned by such Stockholders as of the Closing) of $1,000,000.
     10. Indemnification by Buyer.
          (a) Indemnity. Buyer shall indemnify, defend and hold the Stockholders harmless from and against any and all Losses suffered by the Stockholders resulting from (i) any breach of any representation or warranty, covenant, agreement or obligation on the part of Buyer under this Agreement, any schedule to this Agreement or under any agreement executed in connection herewith; (ii) any misrepresentation in or omission from any certificate or other instrument furnished to the Stockholders pursuant hereto or in connection herewith; and (iii) any claims for brokers’ or finders’ fees or compensation in connection with the transactions provided for by this Agreement by any person, firm, corporation or other entity claiming a right to same because of having been engaged by or having served Buyer.
          (b) Payment of Losses. Subject to the provisions of Section 10(c), the Stockholders shall be reimbursed by Buyer on demand for any Loss suffered by the Stockholders with respect to any liability or claim to which the indemnity set forth in Section 10(a) relates.
          (c) Third-Party Claims. Should any Third-Party Claim be made against the Stockholders with respect to any matter to which the indemnity set forth in Section 10(a) relates, then the Stockholders shall promptly give Buyer written notice of any such Third-Party Claim and Buyer shall have the right to defend or settle any such Third-Party Claim, at its sole expense, on its own behalf and with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Stockholders. The Stockholders agree that Posternak Blankstein & Lund LLP is satisfactory. In such defense or settlement of any claim, the Stockholders shall cooperate with and assist Buyer to the maximum extent reasonably possible and may participate therein with his or her own counsel at his or her own expense, and the Stockholders’ written consent shall be a requirement to any settlement and disposition thereof, which consent shall not be unreasonably withheld or delayed. Failure by the Stockholders to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by the Stockholders, except only to the extent that such failure by the Stockholders shall result in a material prejudice to Buyer. If Buyer does not notify the Stockholders within 10 days after receipt of the Stockholders’ written notice of a Third-Party Claim that Buyer intends to undertake the defense thereof, and that such claim is subject to the indemnity set forth in Section 10(a), or if after undertaking such defense Buyer fails to pursue such defense in a prudent manner, then the Stockholders shall have the right to contest, settle or compromise the claim and Buyer shall indemnify the Stockholders for the full amount of all Losses paid or suffered by the Stockholders in respect thereof. Notwithstanding the foregoing, so long as Buyer is contesting any such Third Party Claim in good faith, the Stockholders shall not have the right to pay or settle any such claim without the prior written consent of Buyer.
          (d) Cumulative Remedies. Except as expressly provided herein, the remedies provided to the Stockholders in this Section 10 shall be cumulative and shall not preclude the assertion by the Stockholders of any other rights or the seeking of any other remedies against Buyer.
     11. Press Releases. Because Buyer is a publicly-traded company, it is subject to strict guidelines regarding its disclosure of the transaction contemplated by this Agreement, and accordingly, the Stockholders agree that they will not release, and shall not permit any person or entity to release, any press releases or other similar announcements without Buyer’s prior approval thereof.
     12. Conduct of the Business after the Closing. The parties agree and acknowledge that after the Closing, Buyer shall not be obligated to offer it standard benefits package to any employees of the Company, unless and until Buyer so determines to do so. It is Buyer’s intention to operate the Company following the Closing in substantially the same manner as it was operated prior to the Closing, including management, procedures, employee benefit plans, etc.

     13. Covenants and Agreements of the Stockholders and Buyer. The Stockholders and Buyer agree that the consummation of the transaction contemplated by this Agreement will be a disqualifying event and the Company’s S Corporation election shall terminate as of the Closing Date. Buyer and the Stockholders agree that the Company’s 2005 tax year shall be treated as two (2) tax years, the first of which ends on the Closing Date and the second of which begins on the day after the Closing Date and ends on December 31, 2005. The Stockholders agree that they will cause the tax return for the period from January 1, 2005 to the Closing Date to be prepared and provided to Buyer, at the Stockholders’ sole expense, for review and filing by Buyer in a timely manner consistent with the filing requirements under the Internal Revenue Code. Buyer agrees to provide to the Stockholders and their agents, all information available from the books of the Company, as reasonably requested by the Stockholders, for the preparation of said return.
     14. Miscellaneous Provisions.
          (a) Expenses. Each party shall be responsible for all of its fees and expenses incurred by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Stockholders shall be responsible for all fees and expenses of the Company incurred prior to the Closing in connection with the execution and deliver of this Agreement and the consummation of the transactions contemplated hereby.
          (b) Assignability; Binding Effect. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the others. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.
          (c) Notice. All notices, payments, demands and requests required or permitted hereunder shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other recognized overnight express couriers, or by fax and followed by hard copy, to the parties hereto at the following addresses:

IF TO THE STOCKHOLDERS:	To each Stockholder at his address set forth below his signature.

WITH A COPY TO:	Charles C. Owen, Esq.
Gill Elrod Ragon Owen & Sherman, P. A.
425 West Capitol Avenue, Suite 3801
Little Rock, AR 72201
Fax: (501) 372-3359

IF TO BUYER:	National Dentex Corporation
526 Boston Post Road
Wayland, Massachusetts 01778
Attn: David L. Brown,
President and CEO
Fax: (508) 358-6199

WITH A COPY TO:	Donald H. Siegel, P.C.
Posternak Blankstein & Lund LLP
The Prudential Tower
800 Boylston Street
Boston, MA 02199-8004
Fax: (617) 367-2315
          Any party hereto may change its address for notice by giving notice of any such change of address in the manner set forth above.

          (d) Governing Law. This Agreement and all issues related to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Arkansas.
          (e) Consent to Jurisdiction. The parties hereto consent to the jurisdiction of the courts of the Circuit Court. Cleburne County, Heber Springs, Arkansas or the United States District Court for the Eastern District of Arkansas, sitting in Little Rock, Arkansas, well as the jurisdiction of all courts from which an appeal may be taken from such courts, for the purposes of any suit, action or other proceeding relating to this Agreement or with respect to any transactions contemplated hereby, and expressly waive any and all objections the parties hereto may have as to the venue of such courts to settle or adjudicate any claim or controversy arising hereunder.
          (f) Entire Agreement; Severability. This Agreement, together with the Schedules and Exhibits and the Non-Competition Agreement, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings with respect hereto. This Agreement and said Schedules and Exhibits may not be amended, changed or modified except by a written instrument duly executed by the parties hereto. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms. Buyer may, nevertheless, declare this Agreement to be null and void if he, in his sole discretion, deems the avoidance or invalidity of any provision hereunder to adversely affect his interests.
          (g) No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default and of the same or similar nature.
          (h) Mediation and Arbitration. Except as otherwise provided in Section 2(e), the Non-Competition Agreement, or as otherwise agreed by the parties, any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to and settled as follows:
               (i) All controversies or claims arising out of or relating to this Agreement shall be settled in the first instance by non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) in Little Rock, Arkansas as such rules are in effect on the date of delivery of demand for mediation. The parties agree to use mutually acceptable professional mediation services. Each party shall pay its own expenses, including legal fees, and agree to share equally any other fees associated with the mediation, including the cost of the mediator. Unless a settlement is mutually agreed to in writing, the participants shall not be bound by the discussions or outcome of the mediation.
               (ii) If the dispute cannot be settled through mediation within 30 days of the demand for same, the dispute shall be submitted to arbitration conducted by the AAA in Little Rock, Arkansas, in accordance with the Commercial Arbitration Rules of the AAA as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by Buyer on the one hand, and the Stockholders on the other hand, and if the parties do not agree within 20 days after the date of notification of a request for such arbitration made by either party, the selection of the single arbitrator shall be made by the AAA in accordance with said rules. All discovery will be completed, and the arbitration will commence, within 30 days after appointment of the arbitrator. Unless the arbitrator finds that exceptional circumstances justify delay, the hearing will be completed, and an award will be rendered in writing, within 15 days after commencement of the hearing. In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder. The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator’s award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof.
               (iii) The fees and expenses of the AAA and of the arbitrator shall be shared equally by Buyer on the one hand, and the Stockholders on the other hand.
               (iv) The provisions of this Section 14(h) shall not prohibit the parties from pursuing any injunctive relief, temporary restraining orders or other remedies in equity, available to the parties for a breach or threatened breach of this Agreement.
          (i) Further Assurances. The parties hereto agree that they will, without further consideration, from time to time hereafter, and at their own expense, execute and deliver such other documents, and take such other action, as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby. The provisions hereof shall survive the date hereof.
          (j) Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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[SIGNATURE PAGE TO FOLLOW]

[Signature page to Stock Purchase Agreement]
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the date first above written.

STOCKHOLDERS:	/s/ John W. Green IV
John W. Green IV
Address: 400 N. Flagler Avenue, Suite A#211
W. Palm Beach, FL 33401

/s/ Richard M. Nordskog
Richard M. Nordskog
Address: 61 Whippoorwill Lane
Heber Springs, AR 72543

BUYER:	NATIONAL DENTEX CORPORATION

	By:	/s/ David L. Brown
Name: David L. Brown
Title: President and Chief Executive Officer